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                  [LETTERHEAD OF OSLER, HOSKIN & HARCOURT LLP]

EXHIBIT 8.2

                                                             June 26, 2003


GSLI Corp
39 Manning Road
Billerica, Massachusetts  01821

Ladies and Gentlemen:

We have acted as Canadian counsel to GSLI Corp, a corporation formed under the laws of Delaware ("GSI Delaware"), in connection with the proposed arrangement (the "Arrangement") involving GSI Lumonics Inc., a corporation continued under the laws of the Province of New Brunswick ("GSI Canada") pursuant to a plan of arrangement (the "Plan of Arrangement") under Section 128 of the Business Corporations Act (New Brunswick). Pursuant to the Plan of Arrangement, if approved, GSI Delaware will become the publicly traded United States holding company of GSI Canada. This opinion is being delivered in connection with, and as an exhibit to, the Registration Statement on Form S-4 of GSI Delaware (the "S-4") to be filed with the Securities and Exchange Commission on or about today's date.

In acting as Canadian counsel to GSI Delaware in connection with the Plan of Arrangement, we have participated in the preparation of the Plan of Arrangement and related documents, and in the preparation and filing of the GSI Canada management information circular (the "Management Information Circular") and GSI Delaware proxy statement - prospectus of June 26, 2003 (the "Proxy Statement - Prospectus") and the S-4. In particular, we have participated in the preparation of the discussion in the S-4 set forth in the section entitled "Income
Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations of the Arrangement." The discussion contained under that caption relating to the Canadian federal income tax consequences of the matters described therein constitutes our opinion as of the date hereof.

If the Arrangement is effected on a basis different from that contemplated in the Plan of Arrangement, the Management Information Circular and Proxy Statement
- Prospectus of June 26, 2003, the S-4 or the officer's certificate referred to below, the opinion expressed set forth in the section of the S-4 entitled "Income Tax Considerations to Shareholders -- Canadian Federal Income Tax Considerations of the Arrangement" may be inapplicable. Our opinion is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act") and the regulations thereunder, the administrative and assessing policies and practices published by the Canada Customs and Revenue Agency prior to today and specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to today, as well as a certificate of an officer of GSI Delaware dated June 26, 2003 with respect to certain matters. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed in the section of the S-4 entitled "Income Tax Considerations to Shareholders -- Canadian Federal Income Tax Considerations of the Arrangement" may become inapplicable. In such event, or if (after the date of hereof) we become aware of facts that might change the opinions such opinion, we assume no obligation to supplement or revise our opinion.
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We express our opinion only as to those matters specifically set forth in the
S-4 in the section entitled "Income Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations of the Arrangement", and no opinion should be inferred as to the tax consequences of those matters under any provincial, local or foreign law, or with respect to other areas of Canadian federal income taxation.



This opinion letter is furnished to you for use in connection with the S-4. We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the S-4, and to the references to our firm name therein under the heading "Income Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations of the Arrangement" and elsewhere in the S-4 in relation thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the S-4 within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Yours very truly,



/s/ OSLER, HOSKIN & HARCOURT LLP
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Osler, Hoskin & Harcourt LLP